Exhibit 99.2

Moving iMage Technologies, Inc. (NYSE:MITQ) Q3 2023 Earnings Conference Call May 15, 2023 12:00 PM ET

Company Participants

Brian Siegel - Hayden IR

Phil Rafnson - Chairman and CEO

Joe Delgado - Co-Founder and EVP, Sales & Marketing

Bill Greene - CFO

Conference Call Participants

Operator

Greetings, and welcome to Moving iMage Technologies' Third Quarter Fiscal 2023 Earnings Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Brian Siegel from Hayden IR. Thank you. You may begin.

Brian Siegel

Thank you, operator. Good morning and welcome to Moving iMage Technologies' third quarter fiscal 2023 earnings conference call and webcast. With me today is Chairman and CEO, Phil Rafnson, who will provide an industry overview; Co-Founder and Executive VP of Sales and Marketing, Joe Delgado, who will provide a strategy and business overview; and our CFO, Bill Greene. For those of you that have not seen today's release, it is available in the Investors section of our website.

Before beginning, I would like to remind everyone that, except for historical information, the matters discussed in this presentation are forward-looking statements that involve several risks and uncertainties.

Words like believe, expect, anticipates mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place.

Actual future results could differ materially from those statements. Further information on the company's risk factors is contained in the company's quarterly and annual reports filed with the SEC.

Now, I'd like to turn the call over to Phil. Phil, take it away.

Phil Rafnson

Thank you, Brian and thank you all for joining us today. I'm Phil Rafnson, CEO of Moving iMage Technologies, or MiT. MiT serves commercial cinema owners, eSports, stadiums, arenas, and live event venues.

Today, most of our business is serving cinema operators and owners. North America has approximately 42,000 screens, and 18,000 are outside the top five circuits. While we work with the top five, most of our business is with small to medium operators.

As you look at MiT as an investment, industry and company-specific factors will contribute to our future performance. So, first, I'll address the industry trail winds and then Joe will discuss our company-specific reasons to invest in MiT.

Industry trail winds provide the underlying optimism in our ability to grow the company, including domestic box office improvement, technology, and venue upgrade cycles; new theater builds; and the addition of amenities and other content to the moviegoing experience.

As you probably know, this industry was hit hard by COVID in 2020 and the first half of 2021, with box office receipts declining from over $11 billion in 2019 to $2.1 billion in 2020.

The box office recovered in 2022 and to over $7.5 billion and momentum should continue into 2023 when box office releases are expected to be up nearly 50%, approaching pre-pandemic levels for the first time in three years.

Additionally, the studios have made it clear that exclusive theater releases drive studio success and there is no longer any debate; streaming is a complementary down market revenue generator and not a threat.

Next, we are in the early stages of a technology upgrade cycle, especially for laser projectors and servers. We are also looking at sound systems and ADA device refreshes over the next few years, all of which will benefit MiT. During the last cycle, we participated in upgrading approximately 17,000 cinema screens over nearly five years. So, we believe there's a long runway ahead.

Before turning the call over to Joe, I'd like to thank our dedicated employees. Without them, we would not be in what I believe is the strongest position we've ever been in as a company from an operational, financial product and competitive perspective.

Thank you. Joe?

Joe Delgado

Thank you, Phil and good morning everyone. I'll start by briefly reviewing our business and providing updates on each area. Today, cinema is our core business consisting of FF&E projects and selling our proprietary US manufactured goods and third-party technologies. FF&E projects tend to be at the low end of our gross margin profile and can be lumpy, with start dates frequently pushing out into future quarters.

Today, FF&E is the largest part of our business. However, given the low margin profile, lumpiness, and timing factors I just mentioned, the first pillar of our growth strategy is to drive revenue growth from higher-margin products. This comes from two areas.

First, we have over 50 proprietary manufactured products that help increase FF&E project gross margins and overall gross margins when sold à la carte. These include our Caddy products and our line of ADA products acquired last year, the latter of which, a requirement for every theater in the country, additionally to evaluate the product. We believe this product with attractive margins will help accelerate growth in fiscal 2024.

Second, we're developing technology products for cinema that we feel have disruptive potential and bring significantly higher gross margins and reoccurring revenue streams. Examples include MiTranslator for both ADA compliance and marketing to non-English proficient speaking moviegoers, the CineQC SaaS platform for venue management and our e-Caddy product, which will bring technology and services to live venues such as stadiums and arenas.

First, I'll discuss our MiTranslator offering, which I believe has the potential to begin accelerating our growth in fiscal 2024. The MiTranslator is a multi-language solution with reoccurring revenue stream that forms the high end of our accessibility strategy. The market in North America alone is tremendous, with over 70 million non-English proficient speakers that may not have previously attended the movies.

Those who did attend can now have a significantly enhanced moviegoing experience. This is a new product class for the industry and adoption has yet to occur. That said, I believe there are now catalysts that play into adopting the MiTranslator solution.

First, the North American Theater Owners organization, known as NATO within the industry, established the Cinema Foundation and all industry non-profit charged with promoting and expanding the industry and the overall moviegoing experience.

Our own Frank Tees serves on its Board of Directors. One of the foundation's priorities is to expand outreach and bring more ADA and non-English proficient patrons to the movies. These initiatives fall right into the wheelhouse of MiTranslator and there was a tremendous enthusiasm and interest in the product at CinemaCon.

Beyond this industry push, three of the top 10 American theater chains, representing a significant number of screens, are looking to test the MiTranslator over the summer, both are great news for MiT and the industry overall.

Another example of our efforts to introduce disruptive products to the cinema industry is CineQC, our reoccurring revenue SaaS platform comprising hardware and services applications for quality assurance, theater operations, staff management, inventory control, back-office analytics, remote access, and control over auditorium systems. We believe there's nothing like it available in the industry.

Last year, when we signed National Amusements with over 300 North American screenings as a paying customer, we expect that this would lead to early momentum. However, as we work closely with National Amusements during the implementation, they had some incremental features that they wanted us to develop.

So, over the past several quarters, we've been working with them on these features and are now in final stages of development and QA. Once they're satisfied, the plan is to roll out their international locations.

Additionally, this development work will make the platform more robust and repeatable to other potential customers. We currently have several customers in our pipeline, but have not proactively grown the pipeline beyond these as we wait for the development work and QA with National Amusements to conclude. When this is done, we will then return to expanding that pipeline.

Also remember that this is an enterprise software platform, and the typical sales cycle times can range from six to 12 months. So, you should look for us to add customers during our fiscal 2024, beginning in July.

The second pillar of our growth strategy is moving beyond traditional cinema. The excitement and interest at CinemaCon was off the charts. I believe eSports has the potential to be a significant incremental growth driver for us in fiscal 2024.

Over the past few weeks, we expanded our strategic relationship with Sandbox, who is building the Little League for amateur eSports to include an exclusive multimillion dollar supply agreement, a minority ownership position, a Board Advisory seat, and co-ownership of the IP related to the equipment.

Last Thursday, we hosted a call for investors to help them understand the magnitude of the opportunity. I strongly recommend watching the replay of the webcast on our IR website. As I just mentioned, Sandbox is aiming to be the Little League for local amateur eSports leagues hosted on the big screen.

On the webcast, Rick Star, the Founder and CEO of Sandbox, said that almost every one of the 50 million kids between the ages of six and 17 in the US is a gamer. And while this demographic of kids usually engage in gaming, as a solitary pursuit or remotely, he wants to bring this demographic into his family-friendly eSports leagues as a way for kids to engage in gaming in out-of-home, safe, friendly, and inclusive environment. This is a boon for all parents and guardians, but especially for those whose kids may not otherwise engage in traditional sports leagues.

For theater owners with a Sandbox league, a theater can fill excess capacity of over 6,000 empty seats per year and get a return on its investment in as little as eight months. That is a compelling return in general, but especially the theater owners who are used to getting a return on their investments in 18 to 24 months.

Rick then said, he already had an active pipeline in North America of over 2,500 locations and another 500 internationally. His goal is to get 100 locations up and running over the next 12 months and accelerate the rollout beyond that.

Let me help you understand the potential here. Each location requires at least one of our movie sports mobile card systems, which costs about $45,000. While I want to keep expectations to check for now, just think it for it hits even 50% of that goal.

That would bring double-digit growth to our company on its own in fiscal 2024 and that doesn't even include any organic growth from the other parts of our business, which we fully expect to accelerate from fiscal 2023's growth rate.

We are also working on some arguably equal or more exciting longer term growth initiatives related to infusing our Caddy product line with technology and developing applications and services for use by stadiums and arenas.

We have finished the hardware development for what we are currently calling eCaddy. And in the months to come, we'll be working on market research to identify the apps and services that will drive demand for this product.

The TAM here is huge, with millions of existing seats becoming retrofit candidates in addition to new stadium and arena builds. The potential here on its own is tremendous. But in combination with eSports, it can reshape our business and financial models. We'll keep you appraised as we hit milestones.

Along with eCaddy, we see a longer-term opportunity to bring CineQC or VenueQC to stadiums and arenas by leveraging Caddy's strong market position and relationships. Similar to cinema, there are no software products like CineQC, VenueQC for these facilities and we see an opportunity to expand this platform into this space over time.

Our third pillar looks to expand beyond North America. We had established relationships overseas before the pandemic and have been reconnecting over the past few quarters. For several reasons, we believe we can accelerate moving beyond North America from our original 18 to 24-month timeframe.

Besides expanding CineQC internationally, starting with National Amusements, we're looking to extend our reach internationally as part of our agreement with LEA Professional, which gives us exclusivity in the cinema market on a global basis.

Finally, Sandbox and MiTranslator have drawn interest on a global scale and present incremental opportunities. Corporate development is the fourth part of our strategy. Here, we look at strategic deals that could advance our business and growth initiatives. Examples include our partnership with Sandbox and the USL ADA product line acquisition last year. We'll continue to look for synergistic opportunities that support organic growth or bring inorganic growth.

In conclusion, we are still in the early innings of our growth opportunity. I expect fiscal 2023 will be a bridge year between the pent-up post-pandemic demand during fiscal 2022 and growth for new products, new markets and refresh and upgrade cycles in fiscal 2024 and beyond.

With that, I thank you, and I'll turn it over to Brian.

Brian Siegel

Thanks Joe and thank you, everyone for attending our earnings call. I'm going to spend a little time reviewing your model, and then I'll take you through the quarter, followed by a Q&A.

Currently, projects are the key driver for our business, making up roughly 60% to 65% of revenue. We serve as a project manager, procuring and reselling FF&E and services for refurbishing and upgrading or building new theaters. This business can be lumpy and given these tend to be major projects, timing can be a challenge to forecast as often the customer will push out or less frequently, pull in start dates.

Since much of the makeup of our projects are pass-through costs with a small margin added in, project margins are in the mid-teens. That said, we have several routes to improve these margins and demonstrated by our year-to-date results.

Some of the ways that we improve on these margins are to upsell installation services, use our proprietary manufactured products, and through the resale of higher margin technology products, including projectors and servers, and more recently, sound system products through our relationship with LEA Professional.

Next, we sell our higher margin proprietary manufactured offerings à la carte, which have margins ranging from 35% to 55% and include our Caddy and ADA products. As we continue to increase the number of proprietary manufactured products that we sell, we expect our mix to shift and more favorably impact gross margin.

Finally, we have our emerging products like MiTranslator, CineQC, and eCaddy that we expect will have 50%-plus gross margins and recurring revenue streams when they hit the market.

Over the near-term, we expect our proprietary manufactured products and the resale of higher margin technology products will drive margin expansion. Over time, as our emerging products start to ramp, we expect our mix to shift and move away from FF&E, which will also help improve our ability to forecast our business.

Now, moving to the results. Third quarter revenue of $3.7 million was down 36% versus $5.8 million last year. During the quarter, we saw roughly $1.7 million of revenue, that we anticipated recognizing push into fiscal 2024.

As Joe and I both mentioned, this is not uncommon for our business and is a key driver on why we are focusing on adding new technology offerings with recurring revenue streams.

Gross profit decreased 24% to $1 million from $1.3 million last year. Despite this decrease, a strong mix drove a 440 basis point gross margin expansion to 27.9%. Operating expenses were $1.6 million versus $1.5 million last year. The increase was mainly driven by higher costs for CinemaCon and a few key hires.

Operating loss in Q3 was $0.5 million versus $0.1 million last year, reflecting the lower revenue. Other income was $0.1 million versus $0.7 million last year. Last year, other income included a $0.7 million gain related to PPP loan forgiveness.

GAAP net loss and loss per share was about $0.4 million and $0.04 compared to net income of $0.6 million or $0.06 per share last year. Non-GAAP net loss and loss per share for the quarter was also $0.4 million and $0.04 compared to losses of $0.1 million and $0.005 per share last year. Last year's non-GAAP EPS excluded the $0.7 million gain from the forgiveness of our PPP loans.

Moving to the balance sheet, our cash, cash equivalents, and marketable securities were $6.4 million, up slightly from last quarter. Additionally, of note, we have now fully repositioned our cash into money market funds to reduce risk and mark-to-market volatility. We were also able to buy back about 50,000 shares before our window closed.

Looking to guidance, our new CFO, Bill Greene, has been working on improving our forecasting, which can be challenging given the timing of changes of projects. In total, there is roughly $3.4 million of revenue that we expected in Q3 and Q4 that is pushed into fiscal 2024.

The majority of the $3.4 million was related to a large project pushing into the first half of 2024 combined with the tail end of some ongoing projects that are now expected to be completed in fiscal Q1.

Additionally, in eSports, the time it takes from receipt of a PO until shipment is currently about six weeks. So, any orders that come in during May or June will hit revenue in fiscal 2024.

As a result of these factors, we now expect approximately 10% revenue growth for fiscal 2023 versus fiscal 2022. We expect gross margin to be in the 26% to 27% range for the year versus 24.3% last year.

In general, we also have solid operating leverage in the model with operating expenses, which tend to be mostly fixed, expected to be about $6.3 million for fiscal 2023. This is higher than our initial guidance due to a combination of higher compensation and compliance costs.

Finally, we don't expect to be a taxpayer in fiscal 2023 and you should model 10.9 million shares. As a result of the revenue pushes, we expect to narrow our loss from $0.13 last year to a loss of $0.07 this year.

We're obviously disappointed that we didn't meet our guidance from a revenue and EPS perspective. However, we have never been positioned more strongly in the market from a product and customer perspective.

Additionally, we have several catalysts on the horizon that bode well for improved performance in fiscal 2024. These include eSports starting to gain traction, the LEA power apps being tested by both large and small theater chains and the interest from the top 10 and other theater chains in testing MiTranslator this summer.

Additionally, now that our buyback program is set up, we plan to be active in the market as soon as our blackout period ends this week.

I want to thank everyone for attending today's call and look forward to speaking with you again on our next call. Operator, please prompt for questions.

Question-and-Answer Session

Operator

Thank you. I'm showing no questions. I'll turn the floor back to Mr. Siegel for final comments.

Brian Siegel

Great. Thanks for attending our call. Just to let everybody know, we will be at the LD Micro Conference on June 6th and 7th in L.A. And if you're interested in the meeting, please reach out to me. Thanks.

Operator

Thank you. This concludes today's conference call. You may disconnect your lines at this time. Thank you for your participation.